Forgent Announces the Results for the 2006 Fiscal Second Quarter

Revenues Increase by $0.7M, Operating Expenses Decrease by $0.2M

AUSTIN, TX -- 03/14/2006 -- Forgent™ Networks (NASDAQ: FORG) today announced results for the 2006 fiscal second quarter ended Jan. 31, 2006. During the quarter, the company reported total revenues of approximately $4.4 million. Highlights for the quarter include:

--  Increased total revenues to $4.4M
--  Increased intellectual property revenues by $0.9M over the prior quarter to more than $3.8M
--  Reduced operating expenses to $2.7M
--  Reduced net loss to $0.02 EPS
--  Maintained cash, cash equivalents and short-term investments of approximately $15.6M

"We are pleased with the '672 Patent licensing revenue and continue to see activity and interest in this important area. We are also seeing progress with respect to the litigation of both the '672 and '746 Patents. The addition of the Susman Godfrey firm to the '672 team has made a positive contribution to the program," said Richard Snyder, chairman and CEO of Forgent. "We continue to license our technology, manage our operating expenses, as well as maintain a solid cash and working capital position."

Intellectual Property

The intellectual property business generated revenues of approximately $3.8 million for the second quarter of fiscal 2006, compared to $2.9 million for the first quarter of 2006. This past quarter, 8 intellectual property licenses were signed.

U.S. Patent No. 4,698,672 (the '672 Patent)

Forgent has litigation pending against approximately 30 companies for infringement of its '672 Patent in the United States District Court for the Northern District of California. The '672 Patent relates to digital image compression used in digital image devices that compress, store, manipulate, print or transmit digital images such as digital cameras, personal digital assistants, cellular telephones, printers, scanners, and certain software applications. Following the filings of the litigation, 13 companies have entered into license or settlement agreements.

U.S. Patent No. 6,285,746 (the '746 Patent)

Forgent has pending litigation against 15 companies for infringement of its '746 Patent in the United States District Court for the Eastern District of Texas, Marshall Division. The '746 Patent relates to a computer controlled video system allowing playback during recording.

After the quarter end, Judge Leonard Davis of the United States District Court for the Eastern District of Texas, Marshall Division set a mediation date for April 6, 2006.

Since its inception approximately four years ago, Forgent's intellectual property program has generated more than $108.4 million in revenues primarily from licensing the '672 Patent to more than 60 different companies in Asia, Europe and the United States. The company's patent portfolio includes the combined inventions of Compression Labs, Inc., VTEL Corporation, and Forgent Networks, Inc.

Software

NetSimplicity software revenues declined by approximately 25% to $0.5 million for the second quarter of fiscal 2006, compared to $0.7 million for the first quarter of fiscal 2006. The decline was due in part to sales force turnover and a softer than expected holiday season. Forgent anticipates a return to its historical growth pattern in the third quarter of fiscal 2006.

NetSimplicity increased its customers to more than 2,000 worldwide. The company provides a low-cost, high-value software application to small and medium businesses and divisions of large enterprises. NetSimplicity sells Meeting Room Manager and other high-value business applications, such as IT asset management, via its a low-cost e-marketing and telesales model.

Fiscal Second Quarter Results

Revenue was $4.4 million for the fiscal second quarter compared to $3.6 million for the 2006 fiscal first quarter, reflecting the inherent unpredictability of intellectual property licensing revenues. Overall operating expenses were approximately $2.7 million, down from the prior quarter by $0.2 and the lowest level in more than a year. The company had a net loss of $0.5 million or $0.02 per share for the second fiscal quarter of 2006, compared to a net loss of $1.4 million or $0.05 per share for the first quarter of 2006. Cash, cash equivalents and short-term investments were approximately $15.6 million.

Outlook

Forgent expects to continue to generate licensing revenues in the 2006 fiscal year and fiscal third quarter. However, predicting the timing and amounts will be complicated because of the uncertainty of licensing negotiations and due to the pending litigation.

Conference Call and Webcast

Forgent has scheduled a conference call with the investment community for Tue, Mar. 14, 2006, at 10:00 a.m. CT (11:00 a.m. ET) to discuss the quarter and outlook. To take part, dial 800-591-6944 ten minutes before the conference call begins, ask for the Forgent event, and use a pass code of 71075178. International callers should dial 617-614-4910 and use a pass code of 71075178. Investors, analysts, media and the general public will also have the opportunity to listen to the conference call over the Internet by visiting the investor relations page of Forgent's web site at www.forgent.com. To listen to the live call, please visit the web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call on the investor relations page of our web site at www.forgent.com.

About Forgent

Forgent™ Networks (NASDAQ: FORG) develops and licenses intellectual property and provides scheduling software to a wide variety of customers. Forgent's intellectual property licensing program is related to communication technologies developed from a diverse and growing patent portfolio. Forgent's software division, NetSimplicity provides a spectrum of scheduling software that enables all sizes of organizations to streamline the scheduling of people, places and things. For additional information please visit www.forgent.com.

Safe Harbor

This release may include projections and other forward-looking statements that involve a number of risks and uncertainties, and actual results in future periods may differ materially from those currently expected. Some of the factors that could cause actual results to differ materially include changes in the general economy or in our industry, rapid changes in technology; sales cycle and product implementations; risks associated with transitioning to a new business model and the subsequent limited operating history; the possibility of new entrants into our software markets, the possibility that the market for the sale of certain software and services may not develop as expected; or that development of these software and services may not proceed as planned; the risks associated with the company's license program, and including risks of litigation involving intellectual property, patents and trademarks. Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC.

                 Forgent Networks Consolidated Balance Sheets
                 (Amounts in thousands, except per share-data)

                                                   JANUARY 31,   JULY 31,
                                                       2006        2005
                                                    --------     --------
                                                   (UNAUDITED)
                           ASSETS
Current Assets:
   Cash and cash equivalents, including
    restricted cash of $650 at
    January 31, 2006 and July 31, 2005              $ 15,599     $ 15,861
   Short-term investments                                 --        1,487
   Accounts receivable, net of allowance
    for doubtful accounts of $14 and $10
    at January 31, 2006 and July 31,
    2005, respectively                                 1,039          471
   Prepaid expenses and other current assets             405          266
                                                    --------     --------
       Total Current Assets                           17,043       18,085

Property and equipment, net                            1,374        1,957
Intangible assets, net                                    17           33
Other assets                                              15           27
                                                    --------     --------
                                                    $ 18,449     $ 20,102
                                                    ========     ========
           LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
   Accounts payable                                 $  2,317     $  1,856
   Accrued compensation and benefits                     375          590
   Other accrued liabilities                             954        1,209
   Notes payable, current position                       355          355
   Deferred revenue                                      588          517
                                                    --------     --------
       Total Current Liabilities                       4,589        4,527

Long-Term Liabilities:
   Deferred revenue                                       12            4
   Other long-term obligations                         2,072        2,280
                                                    --------     --------
       Total Long-Term Liabilities                     2,084        2,284

Stockholders’ Equity:
   Preferred stock, $.01 par value; 10,000
    authorized; none issued or outstanding                --           --
   Common stock, $.01 par value; 40,000 authorized;
    27,168 and 26,967 shares issued; 25,378 and
    25,177 shares outstanding at January 31, 2006
    and July 31, 2005, respectively                      271          269
   Treasury stock at cost, 1,790 issued at
    January 31, 2006 and July 31, 2005                (4,815)      (4,815)
   Additional paid-in capital                        265,356      265,020
   Accumulated deficit                              (249,060)    (247,199)
   Accumulated other comprehensive income                 24           16
                                                    --------     --------
       Total Stockholders’ Equity                     11,776       13,291
                                                    --------     --------
                                                    $ 18,449     $ 20,102
                                                    ========     ========

           Forgent Networks Consolidated Statements of Operations
                (Amounts in thousands, except per-share data)

                                             FOR THE           FOR THE
                                       THREE MONTHS ENDED  SIX MONTHS ENDED
                                           JANUARY 31,       JANUARY 31,
                                          2006     2005     2006     2005
                                        -------  -------  -------  -------
                                           (UNAUDITED)       (UNAUDITED)
REVENUES:
   Intellectual property licensing      $ 3,805  $ 1,040  $ 6,722  $ 6,963
   Software and services                    546      476    1,277      912
                                        -------  -------  -------  -------
      Total revenues                      4,351    1,516    7,999    7,875

COST OF SALES:
   Intellectual property licensing        2,080    1,553    4,167    4,481
   Software and services                    198      210      392      415
                                        -------  -------  -------  -------

      Total cost of sales                 2,278    1,763    4,559    4,896

GROSS MARGIN                              2,073     (247)   3,440    2,979

OPERATING EXPENSES:
   Selling, general and administrative    2,477    3,581    5,159    6,150
   Research and development                 170       88      301      157
   Amortization of intangible assets          6       12       17       24
                                        -------  -------  -------  -------
      Total operating expenses            2,653    3,681    5,477    6,331

LOSS FROM OPERATIONS                       (580)  (3,928)  (2,037)  (3,352)

OTHER INCOME AND (EXPENSES):
   Interest income                          134      102      232      170
   Interest expense and other               (29)     (13)     (46)     (25)
                                        -------  -------  -------  -------
      Total other income and (expenses)     105       89      186      145

LOSS FROM CONTINUING OPERATIONS, BEFORE
 INCOME TAXES                              (475)  (3,839)  (1,851)  (3,207)
   Provision for income taxes                (5)       9      (10)      (5)
                                        -------  -------  -------  -------
LOSS FROM CONTINUING OPERATIONS            (480)  (3,830)  (1,861)  (3,212)

   Loss from discontinued operations,
    net of income taxes                      --     (257)      --     (488)
   Gain on disposal, net of income taxes     --    4,318       --    4,318
                                        -------  -------  -------  -------
INCOME FROM DISCONTINUED OPERATIONS, NET
 OF INCOME TAXES                             --    4,061       --    3,830
NET (LOSS) INCOME                       $  (480) $   231  $(1,861) $   618
                                        =======  =======  =======  =======

BASIC AND DILUTED (LOSS) INCOME PER
 SHARE:
   Loss from continuing operations      $ (0.02) $ (0.15) $ (0.07) $ (0.13)
                                        =======  =======  =======  =======
   Income from discontinued operations  $  0.00  $  0.16  $  0.00  $  0.15
                                        =======  =======  =======  =======
   Net (loss) income                    $ (0.02) $  0.01  $ (0.07) $  0.02
                                        =======  =======  =======  =======
WEIGHTED AVERAGE SHARES OUTSTANDING:
   Basic                                 25,238   24,912   25,208   24,902
   Diluted                               25,238   24,912   25,208   24,902

Investor contact:
Jay Peterson
512.437.2476
jay_peterson@forgent.com

Media contact:
Lee Higgins
512.794-8600
lee@petersgrouppr.com